Exhibit 99.1

Canopy Growth Appoints Tom Stewart as Chief Financial Officer

Appointment finalizes CFO transition and reinforces Canopy Growth’s focus on operational discipline, financial stability, and long-term value creation

SMITHS FALLS, ON, September 17, 2025 – Canopy Growth Corporation (“Canopy Growth” or the “Company”) (TSX: WEED) (Nasdaq: CGC), a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives, today announced that Tom Stewart has been appointed Chief Financial Officer, effective immediately.

Mr. Stewart’s appointment supports the continued execution of Canopy Growth’s fiscal year 2026 strategy, which is marked by structural efficiency, operational and commercial focus, and disciplined capital allocation and cost management. With significant progress already underway to strengthen the Company’s balance sheet, Mr. Stewart’s leadership will play a key role in driving further performance in the quarters ahead.

“Tom’s leadership comes at a critical time in our transformation,” said Luc Mongeau, Chief Executive Officer. “His appointment reflects our commitment to operational discipline, execution, and delivering against our fiscal year 2026 priorities. With a sharp focus on performance and structure, Tom will help guide Canopy Growth’s next chapter with clarity and rigor.”

Mr. Stewart has served as Canopy Growth’s Interim Chief Financial Officer since July 2025 and has been a member of the Company’s senior finance leadership team since 2019. During this time, he has helped lead critical initiatives to stabilize the Company’s financial position, reduce expenses, and improve the Company’s liquidity position through disciplined debt repayments and capital raised via the Company’s “at-the-market” programs.

“I’m proud of the progress we’ve made to stabilize the business and improve our financial fundamentals,” said Mr. Stewart. “From targeted debt repayments to disciplined cost control, we’ve taken decisive steps to strengthen our balance sheet. I look forward to continuing this work and unlocking further value for the business and our shareholders.”

For additional information about Mr. Stewart, see Canopy Growth’s July 2025 press release.

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Contact:

Alex Thomas

Sr. Director, Communications

alex.thomas@canopygrowth.com

Tyler Burns

Director, Investor Relations

tyler.burns@canopygrowth.com

About Canopy Growth

Canopy Growth is a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives.

Through an unwavering commitment to consumers, Canopy Growth delivers innovative products from owned and licensed brands including Tweed, 7ACRES, DOJA, Deep Space and Claybourne, as well as category defining vaporization devices by Storz & Bickel. In addition, Canopy Growth serves medical cannabis patients globally with principal operations in Canada, Europe, and Australia.

Canopy Growth has also established a comprehensive ecosystem to realize the opportunities presented by the U.S. THC market through an unconsolidated, non-controlling interest in Canopy USA, LLC (“Canopy USA”). Canopy USA’s portfolio includes ownership of Acreage Holdings, Inc., a vertically integrated multi-state cannabis operator with operations throughout the U.S. Northeast and Midwest, as well as ownership of Wana Wellness, LLC, The Cima Group, LLC, and Mountain High Products, LLC, a leading North American edibles brand, and majority ownership of Lemurian, Inc., a California-based producer of high-quality cannabis extracts and clean vape technology.

At Canopy Growth, we’re shaping a future where cannabis is embraced for its potential to enhance well-being and improve lives. With high-quality products, a commitment to responsible use, and a focus on enhancing the communities where we live and work, we’re paving the way for a better understanding of all that cannabis can offer.

For more information visit www.canopygrowth.com